Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-176246, 333-187615, 333-204454, and 333-204456 on Form S-8 of Dunkin’ Brands Group, Inc. of our reports dated February 26, 2019, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. and subsidiaries as of December 29, 2018 and December 30, 2017, the related consolidated statements of operations, comprehensive income, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the December 29, 2018 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

Our report on the consolidated financial statements refers to changes in accounting principles related to revenue and excess tax benefits.

/s/ KPMG LLP

Boston, Massachusetts
February 26, 2019